Exhibit 99.1

VOC Energy Trust Provides Update on Certain Operational Matters and Distributions

VOC ENERGY TRUST

The Bank of New York Mellon Trust Company, N.A., Trustee

NEWS RELEASE

FOR IMMEDIATE RELEASE

Austin, Texas, December 22, 2014 — VOC Energy Trust (NYSE Symbol — VOC) has provided an update on certain operational matters and expected distributions in 2015.  VOC Brazos Energy Partners, L.P. has reported to the Trustee that it expects the first announced quarterly distribution in 2015 to be substantially lower than historical distributions.  The expected diminution in the distribution is primarily the result of increased development expenses incurred by VOC Brazos associated with its development efforts in the Kurten Woodbine Unit.  If commodity prices for crude oil remain at substantially reduced levels, VOC Brazos further expects subsequent distributions in 2015 will also be substantially lower than historical distributions.  VOC Brazos also reported further details regarding its development of the upper interval of the “EagleBine” formation within the Kurten Woodbine Unit, and the horizontal development of the lower EagleBine interval.

The West Texas Intermediate spot price of crude oil has decreased from $105.34 per barrel as of June 30, 2014 to $55.96 per barrel as of December 15, 2014, a 47% reduction.  In addition, the hedges that VOC Brazos implemented in connection with the formation of the Trust have all expired as of June 2014.  As a result, distributions from the Trust are now fully exposed to the price of crude oil and natural gas realized by VOC Brazos.  Due to restrictions under the applicable documents governing the Trust, VOC Brazos is not able to enter into additional hedge contracts for the benefit of the Trust.

VOC Brazos reported that it has drilled and completed, or participated in the drilling and completion of, 14 horizontal wells in the upper interval of the EagleBine formation within the Kurten Woodbine Unit since 2009. In June 2014, VOC Brazos commenced a second horizontal drilling development program within the Kurten Woodbine Unit to attempt to develop the lower EagleBine interval, a strategy that was not contemplated at the time of Trust formation.  In addition, VOC Brazos has initiated the acquisition of 3D seismic data covering 40 square miles of the Kurten Woodbine Unit.  To date, VOC Brazos has drilled two horizontal wells in the lower EagleBine interval, the first of which was completed as a short lateral (3,000 feet) resulting in an initial 30-day production rate of 166 Boe/d and the second of which was not completed due to mechanical issues.  As a result of mechanical issues encountered in both wells, which resulted in excess costs in the first well and the abandonment of the second well, in the fourth quarter 2014, VOC Brazos elected to defer its development efforts in the lower EagleBine interval to evaluate best practices with respect to well integrity issues.  Encouraged by the results of offset operators and the first VOC Brazos short lateral well, VOC Brazos, however, expects to resume the new development program of the lower EagleBine interval in 2015, subject to giving consideration to the commodity prices for crude oil.

In addition, VOC Brazos is evaluating the potential of a new pad drilling strategy for continued development of the upper EagleBine interval within the Kurten Woodbine Unit,   which was not contemplated at the time of Trust formation.  Pad drilling is the practice of drilling multiple wellbores from a single surface location, which wells are then completed in succession and ultimately all of which are put on production simultaneously to optimize reserve recovery.  Pad drilling would result in the incurrence of drilling and completion costs associated with all wellbores on the pad before initiating production from any of the wells.

VOC Brazos is evaluating the potential economic benefits associated with development of the lower EagleBine interval and pad drilling in the upper EagleBine interval similar to strategies that recently have been employed by other operators in the area.  If these activities are pursued, they would result in increased development costs burdening the net profits interest of the Trust relative to historical development costs, thus further temporarily reducing cash available for distributions by the Trust from the Kurten Woodbine Unit until anticipated production from these development efforts can be brought on-line.  To address these emerging opportunities, VOC Brazos will continue in 2015 to evaluate the appropriate strategy and capital plan to fund development for the Trust, although it may reduce the pace of development compared to historical levels, if commodity prices for crude oil remain at substantially reduced levels.

This press release contains forward-looking statements, including statements made by VOC Brazos Energy Partners, L.P.  Although VOC Brazos Energy Partners, L.P. has advised the Trust that VOC Brazos Energy Partners, L.P. believes that the expectations contained in this press release are reasonable, no assurances can be given that such expectations will prove to be correct.  The amount of future distributions is based on the amount of cash received or expected to be received by the Trustee from the underlying properties on or prior to the record date with respect to the quarter ended prior to such record date.  Any differences in actual cash receipts by the Trust could affect this distributable amount.  Other important factors that could cause these statements to differ materially include the actual results of drilling operations, risks inherent in drilling and production of oil and gas properties, the ability of commodity purchasers to make payment, and other risk factors described in the Trust’s Form 10-K for the year ended December 31, 2013 filed with the Securities and Exchange Commission.  Statements made in this press release are qualified by the cautionary statements made in these risk factors.  The Trust does not intend, and assumes no obligation, to update any of the statements included in this press release.

Contact:	VOC Energy Trust
The Bank of New York Mellon Trust Company, N.A., as Trustee
Mike Ulrich
(512) 236-6599